SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement         [ ] Confidential, for Use of the
                                        Commission Only (as permitted by Rule
                                        14a-6(e)(2)

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to ((section))240.14a-11(c) or
            ((section))240.14a-12

                      HEALTHCARE FINANCIAL PARTNERS, INC.
           --------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[ ] $500  per each  party to  the  controversy  pursuant  to  Exchange  Act Rule
    14a-6(i)(3)

[ ] Fee  computed  on  table  below  per  Exchange  Act  Rules   14a-6(i)(4) and
    0-11.

   (1) Title of each class of securities to which transaction applies:

       ------------------------------------------------------------------------

   (2) Aggregate number of securities to which transaction applies:

       ------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       ------------------------------------------------------------------------

   (4) Proposed maximum aggregate value of transaction:

       ------------------------------------------------------------------------

   (5) Total fee paid:

       ------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check  box  if any part of the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:

       ------------------------------------------------------------------------

   (2) Form, Schedule or Registration Statement No.:

       ------------------------------------------------------------------------

   (3) Filing Party:

       ------------------------------------------------------------------------

   (4) Date Filed:

       ------------------------------------------------------------------------
Notes:

                      HEALTHCARE FINANCIAL PARTNERS, INC.

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 28, 1998

                               ----------------
     NOTICE IS HEREBY  GIVEN that the 1998  Annual  Meeting of  Stockholders  of
HealthCare Financial Partners, Inc., a Delaware corporation (the "Company"), will be held at the Four Seasons Hotel, 2800 Pennsylvania Avenue N.W., Washington, D.C. 20007, on Thursday, May 28, 1998 at 9:00 A.M., local time, for the following purposes:

     (1) To elect one Director to serve for a three-year term expiring at the 2001 Annual Meeting of Stockholders;

     (2) To approve an amendment to the Company's 1996 Stock Incentive Plan, increasing the number of shares of Common Stock reserved for option grants from 750,000 to 1,750,000 and increasing to 225,000 the limit on the number of shares of Common Stock subject to options and stock appreciation rights that may be granted to any single employee during any fiscal year;

     (3) To approve an amendment to the Company's Amended and Restated Certificate of Incorporation, increasing the number of authorized shares of Common Stock from 30,000,000 to 60,000,000; and

     (4) To consider and take action upon any other matters that may properly come before the 1998 Annual Meeting or any adjournment thereof.

                                        By Order of the Board of Directors

                                        Steven M. Curwin
                                        Secretary

Chevy Chase, Maryland
April 24, 1998

         WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON, PLEASE MARK, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY.

                      HEALTHCARE FINANCIAL PARTNERS, INC.
                        2 WISCONSIN CIRCLE, FOURTH FLOOR
                          CHEVY CHASE, MARYLAND 20815

                               ----------------

                                PROXY STATEMENT

                               ----------------
     The enclosed proxy is solicited by the Board of Directors of HealthCare Financial Partners, Inc., a Delaware corporation (the "Company"), in connection with the 1998 Annual Meeting of Stockholders to be held at the Four Seasons Hotel, 2800 Pennsylvania Avenue N.W., Washington, D.C. 20007, on May 28, 1998 at 9:00 am, local time, or any adjournment thereof (the "Annual Meeting"). The Company's Annual Report to Stockholders for the year ended December 31, 1997 accompanies this Proxy Statement. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and the enclosed proxy card were first sent or given to stockholders of the Company on or about April 24, 1998.

     Holders of record of the Company's Common Stock, $.01 par value per share (the "Common Stock"), as of the close of business on April 15, 1998 will be entitled to vote at the Annual Meeting, and each holder of record of Common Stock on such date will be entitled to one vote for each share held. As of April 15, 1998, there were approximately 13,342,215 shares of Common Stock outstanding, held by 32 holders of record.

     Shares of Common Stock cannot be voted at the Annual Meeting unless the beneficial owner is present or represented by proxy. Any stockholder giving a proxy may revoke it at any time before it is voted by giving written notice of revocation to the Company, c/o Steven M. Curwin, Secretary, at the address shown above, or by executing and delivering before the Annual Meeting a proxy bearing a later date. Any stockholder who attends the Annual Meeting may revoke the proxy by voting his or her shares of Common Stock in person.

     All properly executed proxies, unless previously revoked, will be voted at the Annual Meeting in accordance with the directions given. The presence, in person or by proxy, of a majority of the shares entitled to vote will constitute a quorum for the Annual Meeting. Abstentions from voting, which may be specified on all matters except the election of directors, will be counted as present but not voting for purposes of determining the existence of a quorum at the Annual Meeting. Thus, on all matters except the election of directors, abstentions will have the same effect as a vote against the matter. If a broker indicates on a proxy that the broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter; accordingly, those shares will have no effect on the vote with respect to that matter.

     With respect to the election of one Class II Director to serve until the 2001 Annual Meeting of Stockholders, stockholders of the Company voting by proxy may vote in favor of the nominee or may withhold their vote for the nominee. With respect to the proposal to approve the amendments to the Company's 1996 Stock Incentive Plan (the "Incentive Plan"), stockholders of the Company voting by proxy may vote in favor of the amendments, against the amendments, or withhold their vote on the amendments. With respect to the proposal to approve the amendment to the Company's Amended and Restated Certificate of Incorporation, stockholders of the Company voting by proxy may vote in favor of the amendment, against the amendment, or withhold their vote on the amendment. If no specific instructions are given, shares of Common Stock represented by a properly executed proxy will be voted FOR the nominee for election as a Class II Director, FOR the amendments to the Company's Incentive Plan, FOR the amendment of the Amended and Restated Certificate of Incorporation, and in the discretion of the persons named as proxies on all other matters that may be brought before the Annual Meeting.

                                 PROPOSAL ONE
                                  ------------

                       ELECTION OF ONE CLASS II DIRECTOR

     The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board of Directors of the Company shall be divided into three approximately equal classes of Directors. The Company's Board of Directors is currently comprised of five Directors, two classes consisting of two Directors each and one class consisting of one Director. Each Director is elected for a three-year term, with one class of Directors being elected at each annual meeting of stockholders.

     The Board of Directors has nominated Ethan D. Leder for election as a Director at the Annual Meeting. The nominee is currently a member of the Board of Directors and has consented to serve as a Director if elected. The Director elected at the Annual Meeting (and any Director later appointed to fill the existing vacancy) will serve until the 2001 Annual Meeting and until the election and qualification of his successor or until his earlier death, resignation or removal.

     It is the intention of the persons named as proxies to vote the proxies FOR the election to the Board of Directors of the nominee named above, unless a stockholder directs otherwise. The affirmative vote of a plurality of the votes cast by the holders of Common Stock will be required to elect the nominee as a Director of the Company for the ensuing year.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEE NAMED IN THIS PROPOSAL.

     Set forth below is information concerning the nominee for Director to be elected at the Annual Meeting for a three-year term expiring at the 2001 Annual Meeting, as well as certain information concerning the Directors whose terms extend beyond the Annual Meeting.

DIRECTOR TO BE ELECTED AT THE ANNUAL MEETING

     Set forth below with respect to the nominee is his name, age, principal occupation and business experience for the past five years and length of service as a director.

     ETHAN D. LEDER (age 35) serves as Vice-Chairman of the Board, President and Director of the Company. Mr. Leder co-founded the Company in 1993 and served as Vice-Chairman of the Board and Executive Vice President since the formation of the Company until March 1997, when he was elected to his current positions. From 1993 through September 1996, Mr. Leder also served as Treasurer of the Company. From 1990 through 1992, Mr. Leder co-owned and operated American Home Therapies, Inc., a provider of home care and home infusion therapy services, which was sold in 1992. Prior to 1990, Mr. Leder was engaged in the private practice of law in Baltimore, Maryland and Washington, D.C. Mr. Leder received his B.A. degree from John Hopkins University in 1984 and his J.D. degree from the Georgetown University Law Center in 1987. Mr. Leder's term as Director of the Company will expire at the 1998 Annual Meeting. Mr. Leder serves on the Executive Committee of the Board of Directors of the Company.

DIRECTORS WHOSE TERMS EXTEND BEYOND THE ANNUAL MEETING

     GEOFFREY E.D. BROOKE (age 41) became a Director of the Company in January 1997. Dr. Brooke is Director, Rothschild Bioscience Unit, a division of Rothschild Asset Management Limited, and is responsible for its venture capital operations in the Asian Pacific region. Dr. Brooke resides in Australia. Prior to joining Rothschild, from June 1992 to September 1996, Dr. Brooke was President of MedVest, Inc., a healthcare venture capital firm in Washington, D.C. which he co-founded with Johnson & Johnson, Inc. Prior to co-founding MedVest, Inc., Dr. Brooke managed the life sciences portfolio of a publicly traded group of Australian venture capital funds. Dr. Brooke is licensed in clinical medicine by the Medical Board of Victoria, Australia. Dr. Brooke earned his medical degree from the University of Melbourne, Australia and a M.B.A. from IMD in Lausanne, Switzerland. Dr. Brook's term as a Director of the Company will expire at the 2000 Annual Meeting. Dr. Brooke serves on the Audit and Compensation Committees of the Board of Directors of the Company.

     JOHN F. DEALY (age 58) became a Director of the Company in January 1997. Mr. Dealy has been President of The Dealy Strategy Group, a management consulting firm, since 1983. In addition, Mr. Dealy was Senior Counsel to Shaw, Pittman, Potts & Trowbridge in Washington, D.C. from 1982 through 1996, as well as a professor in the Georgetown University School of Business since 1982. Mr. Dealy is currently a director of First Maryland Bancorp. From 1976 to 1982, Mr. Dealy was President of Fairchild Industries, Inc. Prior to 1976, Mr. Dealy held a number of management positions at Fairchild Industries, Inc. Mr. Dealy received his B.S. degree from Fordham College in 1961 and his L.L.B. degree from the New York University School of Law in 1964. Mr. Dealy's term as a Director of the Company will expire at the 1999 Annual Meeting. Mr. Dealy serves on the Audit and Compensation Committees of the Board of Directors of the Company.

     JOHN K. DELANEY (age 34) serves as Chairman of the Board, Chief Executive Officer and Director of the Company. Mr. Delaney co-founded the Company in 1993 and has served as Chairman of the Board, Chief Executive Officer and President since the formation of the Company until March 1997, when he was elected to his current positions. From 1990 through 1992, Mr. Delaney co-owned and operated American Home Therapies, Inc., a provider of home care and home infusion therapy services, which was sold in 1992. Prior to 1990, Mr. Delaney was a practicing attorney with Shaw, Pittman, Potts & Trowbridge in Washington, D.C. Mr. Delaney received in A.B. degree from Columbia University in 1985 and his J.D. degree from Georgetown University Law Center in 1988. Mr. Delaney's term as Director of the Company will expire at the 1999 Annual Meeting. Mr. Delaney serves on the Executive Committee of the Board of Directors of the Company.

     EDWARD P. NORDBERG, JR. (age 37) serves as Executive Vice President, Chief Financial Officer and Director of the Company. Mr. Nordberg co-founded the Company in 1993 and served as Senior Vice President and Secretary of the Company since the formation of the Company until March 1997 when he was elected to his current positions. From 1993 through April 1996, Mr. Nordberg also served as General Counsel of the Company. Prior to 1993, Mr. Nordberg was a practicing attorney with Williams & Connolly in Washington, D.C. Mr. Nordberg received his B.A. degree from Washington College in 1982, his M.B.A. degree from Loyola College in 1985, and his J.D. degree from the Georgetown University Law Center in 1989. Mr. Nordberg's term as a Director of the Company will expire at the 2000 Annual Meeting. Mr. Nordberg serves on the Executive Committee of the Board of Directors of the Company.

                              BOARD OF DIRECTORS

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established an Executive Committee, a Compensation Committee and an Audit Committee. The Executive Committee, comprised of Messrs. Delaney, Leder and Nordberg, may exercise all of the powers and authority of the Board of Directors during the periods between regularly scheduled Board meetings, except that the Executive Committee may not approve a merger or consolidation involving the Company, a sale of all or substantially all of the Company's assets, amend the Company's Certificate of Incorporation or Bylaws, or authorize the issuance of capital stock of the Company. The Compensation Committee, comprised of Messrs. Dealy and Brooke, has the authority to determine compensation for the Company's executive officers and to administer the Incentive Plan. Messrs. Dealy and Brooke are "disinterested persons" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Audit Committee, comprised of Messrs. Dealy and Brooke, has the authority to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plan and results of the audit engagement, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

DIRECTOR COMPENSATION

     Outside directors are paid $2,000 per meeting. Upon election to the Board of Directors, outside directors are granted options to purchase 10,000 shares of Common Stock at the then-prevailing fair market value, and are granted options to purchase 5,000 shares of Common Stock at the then-prevailing fair market value annually thereafter. See "-- 1996 Director Incentive Plan" for a description of the material terms of these options.

MEETINGS

     The Board of Directors, and each Board committee, other than the Executive Committee, held three meetings in 1997. As the Executive Committee is responsible for the day-to-day management of the Company, it meets as necessary, on a far more frequent basis than the other Board committees. All directors attended at least 75% of the meetings of the Board of Directors and of the Board committees on which they served, either by attending in person or by telephone conference call.

1996 DIRECTOR INCENTIVE PLAN

     The Company maintains the HealthCare Financial Partners, Inc. 1996 Director Incentive Plan (the "Director Plan"). The Board of Directors has reserved 100,000 shares of Common Stock for issuance pursuant to awards that may be under the Director Plan, subject to adjustment as provided in the Director Plan.

     Awards under the Director Plan are determined by the express terms of the Director Plan. Rules, regulations and interpretations necessary for the ongoing administration of the Director Plan will be made by the full membership of the Board of Directors.

     Only non-employee directors of the Company are eligible to participate in the Director Plan. The Director Plan contemplates three types of non-statutory option awards: (a) initial appointment awards that are granted upon a non-employee director's initial appointment to the Board of Directors providing an option to purchase 10,000 shares of Common Stock at a per share exercise price equal to the then fair market value of a share of Common Stock; (b) annual service awards that are granted to each non-employee director who continues to serve as a non-employee director as of each annual meeting of the stockholders of the Company following his or her initial appointment providing an option to purchase 5,000 shares of Common Stock at a per share exercise price equal to the then fair market value of a share of Common Stock; and (c) discount awards under which each non-employee director also has the opportunity to elect annually, subject to rules established by the Board of Directors, to forgo receipt of cash retainer and fees for scheduled meetings of the Board of Directors and committees thereof that would otherwise be paid during each fiscal year of the Company, and in lieu thereof that director be granted an option to acquire shares of Common Stock with an exercise price per share equal to 50% of the then fair market value of a share of Common Stock. The number of shares of Common Stock subject to any option of this type granted for a fiscal year is determined by taking the amount of cash foregone by the director for the fiscal year in question and dividing that amount by the per share option exercise price.

     Each option granted pursuant to the Director Plan is immediately vested, becomes exercisable 12 months following the date of grant, and expires upon the earlier to occur of the tenth anniversary of the grant date or 18 months following the director's termination of service upon the Board of Directors for any reason. The options generally are not transferable or assignable during a holder's lifetime.

     The number of shares of Common Stock reserved for issuance upon exercise of options granted under the Director Plan, the number of shares of Common Stock subject to outstanding options and the exercise price of each option are subject to adjustment in the event of any recapitalization of the Company or similar event, effected without the receipt of consideration. The number of shares of stock subject to options granted in connection with initial appointments or as annual service awards are also subject to adjustment in such events. In the event of certain corporation reorganizations and similar events, the options may be adjusted or cashed-out, depending upon the nature of the event.

     Pursuant to the Director Plan, each of Dr. Brooke and Mr. Dealy elected to forgo receipt of cash fees for 1997 and was granted an option to acquire 1,255 shares of Common Stock, at an exercise price of $6.375 per share. In addition, pursuant to the Director Plan, Dr. Brooke and Mr. Dealy were each granted options to purchase 10,000 shares of Common Stock at an exercise price of $12.75 per share at the time of their initial appointment to the Board of Directors in January 1997.

                     COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons who beneficially own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission (the "Commission") initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Directors, executive officers and beneficial owners of more than 10% of the Company's Common Stock are required by Commission rules to furnish the Company with copies of all such reports.

     Based solely on the Company's review of Forms 3, 4 and 5, and amendments thereto, furnished to the Company through the date of this filing, all required reports were timely filed, except the following: the initial Forms 3 for Geoffrey E.D. Brooke and John F. Dealy, who became directors of the Company in January 1997, following the Company's initial public offering, were not filed until July 1997; a purchase transaction in November 1996 by Steven M. Curwin, Senior Vice President, made in connection with the Company's initial public offering, was not reported until May 1997; a purchase transaction in May 1997 by the wife of Michael G. Gardullo, Vice President, as custodian for their minor son, was not reported until February 1998; a purchase transaction in November 1996 by Jeffrey P. Hoffman, made in connection with the Company's initial public offering, was not reported until May 1997; an option award made to Howard Widra, Vice President, in January 1997, before he became an executive officer in April 1997, was not reported on his initial Form 3, which was timely filed, but was reported on an amended Form 3 filed in May 1997; and the initial Form 3 for Steven I. Silver, who became an executive officer of the Company on December 1, 1997, was not filed until January 1998.

                               EXECUTIVE OFFICERS

     The executive officers and directors of the Company and their ages as of March 31, 1998 are as follows:

                 NAME                   AGE                              POSITION
-------------------------------------- ----- ---------------------------------------------------------------
John K. Delaney(1) ...................  34   Chairman of the Board, Chief Executive Officer and Director
Ethan D. Leder(1) ....................  35   Vice-Chairman of the Board, President and Director
Edward P. Nordberg, Jr.(1) ...........  37   Executive Vice President, Chief Financial Officer and Director
Hilde M. Alter .......................  56   Treasurer and Chief Accounting Officer
Steven M. Curwin .....................  39   Senior Vice President, General Counsel and Secretary
Michael G. Gardullo ..................  39   Vice President and Senior Credit Officer
Jeffrey P. Hoffman ...................  37   Vice President and Portfolio Manager
Steven I. Silver .....................  37   Vice President, Portfolio Development
Debra M. Van Alstyne .................  46   Vice President, Deputy General Counsel and Assistant Secre-
                                             tary
Howard T. Widra ......................  29   Vice President and Senior Analyst
Chris J. Woods .......................  47   Vice President and Chief Information Officer
James L. Buxbaum .....................  42   President of HealthCare Analysis Corporation (a subsidiary of the Company)
Jay C. Beam ..........................  35   Vice President of HealthCare Analysis Corporation (a subsid-
                                             iary of the Company)
Flint D. Besecker ....................  32   Vice President of HealthCare Analysis Corporation (a subsid-
                                             iary of the Company)
John F. Dealy(2)(3) ..................  58   Director
Geoffrey E. D. Brooke(2)(3) ..........  41   Director

----------
(1) Member of Executive Committee

(2) Member of Compensation Committee.

(3) Member of Audit Committee.

     The biographies of Messrs. Delaney, Leder, Nordberg, Brooke and Dealy can be found under "Election of Director."

     Hilde M. Alter serves as Treasurer and Chief Accounting Officer of the Company. Ms. Alter joined the Company in September, 1996. From 1982 to joining the Company, Ms. Alter was a partner with the accounting firm of Keller, Bruner & Company in Bethesda, Maryland. Ms. Alter is a certified public accountant. Ms. Alter received her B.A. degree from American University in 1966.

     Steven M. Curwin serves as Senior Vice President, General Counsel and Secretary of the Company. Mr. Curwin jointed the Company in August, 1996, and has served as a Vice President from August 1996 and as a full-time consultant to the Company since May 1996. From September 1994 to joining the Company, Mr. Curwin was a practicing attorney with Shulman, Rogers, Gandal, Pordy & Ecker, P.A. in Rockville, Maryland. From January 1989 to August 1994, Mr. Curwin was a practicing attorney with Dewey Ballantine in Washington, D.C. Mr. Curwin received his B.A. degree from Franklin & Marshall College in 1980 and his J.D. degree from the Boston University School of Law in 1985.

     Michael G. Gardullo serves as Vice President and Senior Credit Officer of the Company. Mr. Gardullo joined the Company in February 1996. From June 1995 to joining the Company, Mr. Gardullo was a Senior Account Executive/Manager at The FINOVA Group in King of Prussia, Pennsylvania. From 1993 to 1995, Mr. Gardullo was Vice President and Regional Credit Manager at LaSalle Business Credit, an affiliate of ABN AMRO Bank, N.V., in Baltimore, Maryland. From 1991 to 1993, Mr. Gardullo was Vice President and Manager, respectively, at StanChart Business Credit in Baltimore, Maryland and London, England. From 1982 through 1991, Mr. Gardullo held various management and operational positions at several asset-based lending institutions. Mr. Gardullo received his B.S. degree from Seton Hall University in 1981 and his M.B.A. degree from Rutgers University in 1982.

     Jeffrey P. Hoffman serves as Vice President and Portfolio Manager of the Company. Mr. Hoffman joined the Company in September 1996. From 1994 to joining the Company, Mr. Hoffman was a Vice President-Senior Loan Officer and from 1990 to 1993, Mr. Hoffman was a Vice President-Senior Underwriter at Fleet Capital Corporation and its predecessor companies, Shawmut Capital Corporation and Barclays Business Credit, in Glastonbury, Connecticut and New York, New York. From 1988 through 1990, Mr. Hoffman was an assistant vice president with Bankers Trust Company in New York, New York. From 1982 through 1988, Mr. Hoffman held various management positions with Bank of Boston, in New York, New York. Mr. Hoffman received his B.A. degree from the State University of New York at Albany in 1982 and his M.B.A. degree from Adelphi University in 1987.

     Steven I. Silver serves as Vice President of Portfolio Development. He has been associated with the Company since November 1995, initially as a marketing consultant and subsequently as an officer in portfolio development activities. Prior to joining the Company, Mr. Silver was a vice president with MediMax, Inc., in New York, New York from 1993 to 1995, where he was principally responsible for business development in the healthcare finance industry. From 1987 to 1993, Mr. Silver was employed by several commercial finance and brokerage firms in New York, New York. From 1983 to 1987, Mr. Silver was an accountant with Coopers & Lybrand in New York, New York. Mr. Silver received a B.S. in accounting from the State University of New York at Albany in 1983.

     Debra M. Van Alstyne serves as Vice President, Deputy General Counsel and Assistant Secretary of the Company. Ms. Van Alstyne joined the Company in March 1997. From July 1993 through July 1995, Ms. Van Alstyne was an attorney-advisor, and from August 1995 until joining the Company in March 1997, Ms. Van Alstyne was a Senior Attorney, with the Division of Corporation Finance of the Securities and Exchange Commission. From January 1993 until July 1993, Ms. Van Alstyne was an attorney with the law firm of Gibson Hoffman & Pancione in Los Angeles, California. Prior to that time, she was in private law practice in Los Angeles. Ms. Van Alstyne received her B.A. degree from the University of California, Irvine, California in 1974 and received her J.D. degree from UCLA School of Law, Los Angeles, California in 1977.

     Howard T. Widra serves as Vice President and Senior Analyst of the Company. Mr. Widra joined the Company in January 1997. From June 1996 until joining the Company, Mr. Widra was general counsel to America Long Lines, Inc., a long distance phone carrier. From October 1993 until May 1996, Mr. Widra was a practicing attorney with Steptoe & Johnson, L.L.P. in Washington, D.C. Mr. Widra received his B.A. degree from the University of Michigan in 1990 and his J.D. degree from Harvard Law School in 1993.

     Chris J. Woods serves as Vice President and Chief Information Officer of the Company. Mr. Woods joined the Company in March 1997. From 1991 to the time Mr. Woods joined the Company, he was an independent technical consultant for clients primarily in the health care and telecommunications industries. In 1983, Mr. Woods co-founded a technical consulting company and served as Executive Vice President of such company until his departure until 1991. Prior to 1983, Mr. Woods worked for Control Data Corporation. Mr. Woods received his B.S. degrees in Computer Science and Geology from the State University of New York at Buffalo in 1972.

     James L. Buxbaum serves as President of HealthCare Analysis Corporation, a wholly owned subsidiary of the Company. Mr. Buxbaum became President of that company in March 1997. From October 1993 until March 1997, Mr. Buxbaum was President of J.L. Buxbaum, Inc., a mergers and acquisition consulting company in Baltimore, Maryland. From November 1989 to October 1993, he was a partner with the accounting firm of Wolpoff & Company in Baltimore, Maryland. Mr. Buxbaum received his B.B.A. degree from George Washington University in 1977 and is a certified public accountant.

     Jay C. Beam serves as Vice President of HealthCare Analysis Corporation. Mr. Beam joined that company in April 1997. He served since October 1995 as a consultant to the Company. From 1991 until he joined the Company, Mr. Beam was the founding partner of the accounting and consulting firm Beam & Associates in Annandale, Virginia. From 1984 to 1991, Mr. Beam was senior manager in the audit and tax departments of various national accounting firms in the Washington, D.C. metropolitan area. Mr. Beam is a certified public accountant. Mr. Beam received his B.S. degree in Accounting from the university of Maryland in 1984. Mr. Beam is the brother-in-law of Mr. Leder.

     Flint. D. Besecker serves as Vice President of HealthCare Analysis Corporation. Mr. Besecker joined that company in May 1997. He served since March 1996 as a health care due diligence consultant for the Company. From 1988 to 1997 he held various positions as a practicing certified public accountant and health care consultant in the State of New York for Freed Maxick Sachs & Murphy P.C., Welch Foods, Inc., and KMPG Peat Marwick. Mr. Besecker received his B.S. degree in Accounting from Canisius College in 1988.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of March 31, 1998 by: (i) each person or entity known by the Company to own beneficially five percent or more of the outstanding Common Stock, (ii) each member of the Board of Directors of the Company, (iii) each executive officer of the Company, and (iv) all executive officers of the Company and all members of the Board of Directors as a group. Unless otherwise indicated, the address of the stockholders shown as beneficially owning more than five percent of the Common Stock listed below is that of the Company's principal executive offices. Stock ownership information has been furnished to the Company by such beneficial owners or is based upon information contained in filings made by such beneficial owners with the Commission. Except as indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned.

                                                             SHARES BENEFICIALLY
                                                                    OWNED
                                                           -----------------------
                NAME OF BENEFICIAL OWNER                      NUMBER       PERCENT
--------------------------------------------------------   ------------   --------
     John K. Delaney (1) ...............................      462,967     3.42 %
     Ethan D. Leder (1) ................................      453,561     3.35 %
     Edward P. Nordberg, Jr. (1) .......................      503,513     3.72 %
     Steven I. Silver (1) ..............................       43,381     *
     Howard Widra (1) ..................................        1,000     *
     John F. Dealy (2) .................................       20,630     *
     Geoffrey E. D. Brooke (3) .........................       11,255     *
     All directors and executive officers as a group (16
       persons) ........................................    1,569,579     11.61 %

----------
  * Less than one percent

(1) Does not  include  234,599,  214,601,  139,601,  24,000 and  41,500  shares, respectively, subject to options not exercisable within 60 days (of which 204,999, 185,001 and 110,001 shares, respectively, have been granted to Messrs. Delaney, Leder and Nordberg subject to stockholder approval of the proposal to amend the Incentive Plan).

(2) The business address of Mr. Dealy is 2300 N Street, N.W., Washington, D.C. 20037.

(3) The business address of Mr. Brooke is 1 Collins Street, 10th Floor, Melbourne, Victoria 3000, Australia.

                             EXECUTIVE COMPENSATION

     The following table presents information concerning compensation earned for services rendered in all capacities to the Company for the years ended December 31, 1995, 1996 and 1997 by the Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                               COMPENSATION
                                             ANNUAL COMPENSATION ($)               AWARD
                                       ------------------------------------ ------------------
                                                                  OTHER
                                                                 ANNUAL      NUMBER OF SHARES    ALL OTHER
                                        SALARY (1)   BONUS    COMPENSATION      UNDERLYING      COMPENSATION
  NAME AND PRINCIPAL POSITIONS   YEAR      ($)        ($)          ($)            OPTIONS           ($)
------------------------------- ------ ----------- --------- -------------- ------------------ -------------
John K. Delaney ............... 1997     306,515    230,000       --                  --             --
 Chairman, Chief Executive      1996     245,400         --       --              37,000             --
 Officer                        1995     196,538     94,166       --                  --             --

Ethan D. Leder ................ 1997     286,633    210,000       --                  --             --
 Vice Chairman of the Board     1996     242,502         --       --              37,000             --
 and President                  1995     196,539     94,166       --                  --             --

Edward P. Nordberg, Jr. ....... 1997     243,450     75,000       --                  --             --
 Executive Vice President       1996     212,790         --       --              37,000             --
 and Chief Financial Officer    1995     169,038     94,166       --                  --             --

Steven I. Silver .............. 1997     165,855     75,000       --                  --             --
 Vice President, Portfolio      1996      52,127         --       --              20,000             --
 Development                    1995          --         --       --              38,381             --

Howard Widra .................. 1997     107,775     75,000       --              35,000             --
 Vice President, Portfolio      1996          --         --       --                  --             --
 Development                    1995          --         --       --                  --             --

----------
(1) Includes $60,000, $60,000 and $30,000 paid to Messrs. Delaney, Leder and Nordberg, respectively, in 1995, pursuant to a certain Support Services Agreement described in "Certain Relationships and Related Transactions."

(2) Certain of the Company's executive officers receive benefits in addition to salary and cash bonuses. The aggregate amount of such benefits, however, do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of such executive officer.

     The following table summarizes options granted during 1997 to the Named Executives. The Company has not granted any stock appreciation rights. No other Stock Incentives were granted or awarded in 1996 or 1997.

                            OPTIONS GRANTED IN 1997

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE OF ASSUMED
                                                                                          ANNUAL RATES OF STOCK
                                                                                           PRICE APPRECIATION
                                                   INDIVIDUAL GRANTS                        FOR OPTION TERM
                              ----------------------------------------------------------- --------------------
                                                PERCENT OF
                                   SHARES      TOTAL OPTIONS
                                 UNDERLYING     GRANTED TO    EXERCISE PRICE   EXPIRATION
             NAME                OPTIONS(#)    EMPLOYEES(%)    PER SHARE($)       DATE      5%($)     10%($)
----------------------------- --------------- -------------- ---------------- ----------- --------- ----------
John K. Delaney .............          --      --              --                    --         --        --
Ethan D. Leder ..............          --      --              --                    --         --        --
Edward P. Nordberg, Jr. .....          --      --              --                    --         --        --
Steven I. Silver ............          --      --              --                    --         --        --
Howard T. Widra .............      10,000(1)  3.72           12.75             01/09/07     80,184   203,202
                                   25,000(2)  9.30           28.25             09/23/07    444,157   450,232

----------
(1) Of such options, all of which are Incentive Stock Options, 25% (2,500) became exercisable on January 10, 1998 and were subsequently exercised by Mr. Widra on February 12, 1998. Of the remaining 7,500 options, 2,500 become exercisable on each of January 10, 1999, January 10, 2000 and January 10, 2001.

(2) Of such options, 9,644 are Incentive Stock Options and 15,356 are Non-Qualified Options. 25% (2,411) of the Incentive Stock Options become exercisable on each of September 23, 1998, September 23, 1999, September 23, 2000 and September 23, 2001. 25% (3,839) of the Non-Qualified Options become exercisable on each of September 23, 1998, September 23, 1999, September 23, 2000 and September 23, 2001. Upon exercise of all or a portion of such options, the Company will pay Mr. Widra cash in an amount equal to the lesser of (a) the difference between the stock price on the date of exercise and $24.00, and (b) $4.25, which amount will then be multiplied by the number of options exercised (the economic effect of which is that the options have an exercise price of $24.00 as opposed to $28.25).

     The following table summarizes options exercised by the named executives during 1997 and presents the value of unexercised options held by the Named Executives at December 31, 1997.

                      TOTAL OPTIONS EXERCISED IN 1997 AND
                             YEAR-END OPTION VALUES

                                                                   NUMBER OF SHARES
                                                                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                      OPTIONS AT               IN-THE-MONEY OPTIONS
                                      SHARES                     DECEMBER 31, 1997(#)        AT DECEMBER 31, 1997($)
                                   ACQUIRED ON      VALUE    ----------------------------- ----------------------------
               NAME                EXERCISE(#)   REALIZED($)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------------- ------------- ------------ ------------- --------------- ------------- --------------
John K. Delaney .................     None          None          7,400        29,600          170,200       680,800
Ethan D. Leder ..................     None          None          7,400        29,600          170,200       680,800
Edward P. Nordberg, Jr. .........     None          None          7,400        29,600          170,200       680,800
Steven I. Silver ................     None          None         43,381        15,000        1,384,568       366,750
Howard T. Widra .................     None          None          2,500*       32,500           56,875       351,875

----------
* Subsequent to December 31, 1997, Mr. Widra exercised such options.

     During 1997, 268,750 options were granted under the Incentive Plan to new and current employees, 3,750 options were forfeited and, 5,300 options were exercised.

EMPLOYMENT AND NON-COMPETITION AGREEMENTS

     Mr. Delaney serves as Chairman of the Board and Chief Executive Officer of the Company pursuant to the terms of an employment agreement that continues in effect until January 1, 2001. On each anniversary of the date of the employment agreement, the employment period is extended for an additional one-year period, unless the Company or Mr. Delaney notifies the other of its or his intention not to extend the employment period. Under the terms of the employment agreement, Mr. Delaney currently receives an annual salary of $300,000, and in future years under his employment agreement, he will receive an annual salary that is not less than the greater of (i) $300,000 or (ii) any subsequently established base salary, in either case increased annually by not less than 50% of the annual increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers ("CPI-W"). Commencing on March 31, 1997, and on the last day of each calendar quarter thereafter during the term of the employment agreement, Mr. Delaney is paid a quarterly bonus of $25,000, provided that the Company has achieved profitability for such quarter. If the Company has not achieved profitability in a quarter in any calendar year but the Company's profits in any subsequent quarter of that year are equal to the losses in all prior quarters of that year plus one dollar, Mr. Delaney will be paid his then current quarterly bonus, plus any bonus amount not paid for any prior unprofitable quarter of that year. If the Company terminates Mr. Delaney's employment without cause, Mr. Delaney will be entitled to receive his compensation and benefits for the remainder of the term of the employment agreement. The first three years of such payments of compensation and benefits is guaranteed and not subject to reduction or offset. If Mr. Delaney's employment is terminated, he will be restricted from competing with the Company for 18 months.

     Mr. Leder serves as Vice-Chairman of the Board and President of the Company pursuant to the terms of an employment agreement that continues in effect until January 1, 2001. On each anniversary of the date of the employment agreement, the employment period is extended for an additional one-year period, unless the Company or Mr. Leder notifies the other of its or his intention not to extend the employment period. Under the terms of the employment agreement, Mr. Leder currently receives an annual salary of $275,000, and in future years under his employment agreement, he will receive an annual salary that is not less than the greater of (i) $275,000 or (ii) any subsequently established base salary, in either case increased annually by not less than 50% of the annual increase in the CPI-W. Commencing on March 31, 1997, and on the last day of each calendar quarter thereafter during the term of the employment agreement, Mr. Leder is paid a quarterly bonus of $25,000, provided that the Company has achieved profitability for such quarter. If the Company has not achieved profitability in a quarter in any calendar year but the Company's profits in any subsequent quarter of that year are equal to the losses in all prior quarters of that year plus one dollar, Mr. Leder will be paid his then current quarterly bonus, plus any bonus amount not paid for any prior unprofitable quarter of that year. If the Company terminates Mr. Leder's employment without cause, Mr. Leder will be entitled to receive his compensation and benefits for the remainder of the term of the employment agreement. The first three years of such payments of compensation and benefits is guaranteed and not subject to reduction or offset. If Mr. Leder's employment is terminated, he will be restricted from competing with the Company for 18 months.

     Mr. Nordberg serves as Executive Vice President and Chief Financial Officer of the Company pursuant to the terms of an employment agreement that continues in effect until January 1, 2001. On each anniversary of the date of the employment agreement, the employment period is extended for an additional one-year period, unless the Company or Mr. Nordberg notifies the other of its or his intention not to extend the employment period. Under the terms of the employment agreement, Mr. Nordberg currently receives an annual salary of $250,000, and in future years under his employment agreement, he will receive an annual salary which is not less than the greater of (i) $250,000 or (ii) any subsequently established base salary, in either case increased annually by not less than 50% of the annual increase in the CPI-W. If the Company terminates Mr. Nordberg's employment without cause, Mr. Nordberg will be entitled to receive his compensation and benefits for the remainder of the term of the employment agreement. The first three years of such payments of compensation and benefits is guaranteed and not subject to reduction or offset. If Mr. Nordberg's employment is terminated, he will be restricted from competing with the Company for 18 months.

     Mr. Silver serves as Vice President -- Portfolio Development of the
Company pursuant to the terms of an employment agreement that continues in effect until October 1, 2000. On each anniversary of the date of the employment agreement, the employment agreement is extended for an additional one-year period, unless the Company or Mr. Silver notifies the other of its or his intention not to extend the employment period. Under the terms of the employment agreement, Mr. Silver currently receives an annual salary of $185,000, and in future years under his employment agreement, he will receive an annual salary which is not less that the greater of (i) $185,000 or
(ii) any subsequently established higher annual base salary, in either case increased annually by not less than 50% of the annual increase in the CPI-W. If the Company terminates Mr. Silver's employment without cause, Mr. Silver will be entitled to receive his compensation and benefits for the remainder of the term of the employment agreement. If Mr. Silver's employment is terminated, he will be restricted from competing with the Company for one year.

INDEMNIFICATION ARRANGEMENTS

     The Company has entered into indemnification agreements pursuant to which it has agreed to indemnify certain of its directors and officers against judgments, claims, damages, losses and expenses incurred as a result of the fact that any director or officer, in his capacity as such, is made or threatened to be made a party to any suit or proceeding. Such persons will be indemnified to the fullest extent now or hereafter permitted by the Delaware General Corporation Law (the "DGCL"). The indemnification agreements also provide for the advancement of certain expenses to such directors and officers in connection with any such suit or proceeding. The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the indemnification of the Company's directors and officers to the fullest extent permitted by the DGCL.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Before completion of the Company's initial public offering on November 21, 1996 (the "Initial Public Offering"), the business of the Company was operated through HealthPartners Funding, L.P. ("Funding") and HealthPartners DEL, L.P. ("DEL"), both Delaware partnerships. Effective as of September 1, 1996, Funding acquired all of the assets of DEL, consisting principally of client receivables, for $486,630 in cash, which amount approximated the fair value of DEL's net assets, and assumed all of DEL's liabilities. DEL subsequently distributed the remaining proceeds from the sale pro-rata (i) to John K. Delaney, Ethan D. Leder and Edward P. Nordberg, Jr., the sole limited partners of DEL and each a director and officer of the Company, in the amounts of $197,044, $197,044 and $98,522, respectively, in respect of their limited partnership interests, and
(ii) $1,188 to the Company in respect of its general partnership interest. DEL was subsequently dissolved.

     The amount paid by Funding for the assets of DEL was equal to the book value or net investment of DEL in the assets transferred, consisting principally of client receivables. The objective was for DEL to recognize no gain or loss on the transaction. The purpose of this transaction was to consolidate the assets of DEL and Funding in anticipation of the Initial Public Offering and the acquisition by the Company of the limited partnership interests of Funding described below. The cost to the Company and each of Messrs. Delaney, Leder and Nordberg for their interests in DEL were $7,869, $427,735, $426,897 and $81,400, respectively, and the Company and such persons each had received, prior to the sale, distributions from DEL in respect of their interests in the amounts of $6,681, $230,661, $229,823, and $82,878, respectively.

     Upon completion of the Initial Public Offering, the Company acquired from HealthPartners Investors, LLC ("HP Investors"), the sole limited partner of Funding, all of the limited partnership interests in Funding. The purchase price for the limited partnership interests was $21.8 million, which was paid from the proceeds of the Initial Public Offering. This purchase price approximated both the fair value and book value of the net assets. HP Investors paid $24.8 million in cash for its limited partnership interests and, prior to the sale of its limited partnership interests to the Company, HP Investors had received income distributions in respect of its limited partnership interests aggregating $6.8 million and limited partner capital distributions of $3.0 million. Effective upon the acquisition of the limited partnership interests of Funding, Funding was liquidated and dissolved and all of its net assets at the date of transfer (approximately $16.2 million, net of cash) were transferred to the Company.

     In connection with the liquidation of Funding, Farallon Capital Partners, L.P. ("Farallon") and RR Capital Partners, L.P. ("RR Partners") exercised warrants for the purchase of 379,998 shares of Common Stock, which warrants were acquired by Farallon and a predecessor of RR Partners on December 28, 1994 for an aggregate payment of $500, and which were subsequently assigned to HP Investors. HP Investors transferred the warrants to Farallon and RR Partners in contemplation of the liquidation of Funding. No additional consideration was paid in connection with the exercise of such warrants. There was no affiliation between the Company and Farallon and RR Partners other than the ownership of the warrants and 169,495 shares of Common Stock. The warrants were issued to provide equity ownership in the Company to the warrant holders and to serve as a means of further strengthening the business relationship between the parties.

     In March 1997 the Company formed HealthCare Financial Partners -- Funding II, L.P., a Delaware limited partnership ("Funding II L.P."), and an affiliate of Farallon committed to invest up to $20 million to Funding II L.P. In June 1997, the Company acquired Farallon's limited partnership interest in Funding II L.P. and then liquidated Funding II L.P.

     In August 1997, the Company formed HealthCare Financial Partners -- Funding III, LP, a Delaware limited partnership ("Funding III L.P."). An affiliate of Farallon invested $800,000 into Funding III L.P. Funding III L.P. participated in a HUD auction of distressed loans in which it purchased four mortgage loans.

    In April 1997, in connection with James Buxbaum becoming the President of HealthCare Analysis Corporation, Mr. Buxbaum sold certain assets of his wholly-owned mergers and acquisitions consulting business to the Company for $188,000. The amount paid by the Company was based on the Company's estimate of the fair market value of the purchased assets determined by taking into account, among other things, a discounted cash flow method.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Under the SEC rules for proxy statement disclosure of executive compensation, the Compensation Committee of the Board of Directors of the Company has prepared the following report on executive compensation. Set forth below is a discussion of the Company's executive compensation philosophy and policies as established and implemented by the Compensation Committee for 1997.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     In early 1997, the Compensation Committee established general guidelines for the allocation of 1997 executive officers' compensation among base salary, short-term incentive and long-term incentive compensation components. The guidelines were based generally upon (i) perceived levels and types of compensation paid by the Company's competitors to their executive officers, (ii) the desire to have some portion of each executive officer's compensation be incentive in nature, and (iii) an evaluation of each executive officer's ability to contribute to the continued success of the Company.

     In  determining  appropriate   compensation  packages  for  employees,  the
Compensation Committee has worked toward establishing an increasingly objective policy designed to:

   o Provide for an annual evaluation of the base salaries and incentive compensation paid to executive officers in an effort to maintain the Company's competitive position;

   o Emphasize the incentive aspect of compensation for executive officers by making the incentive element (primarily bonuses) comprise as much as 25% to 75% of the total compensation package for such officers;

   o Motivate and reward executive officers and align their interests with the interests of shareholders through the grant of stock options; and

   o Establish compensation packages such that the Company's executive officers and other key employees are paid in the upper half of the "market" for comparable positions.

As noted above, the Compensation Committee annually evaluates and adjusts, if necessary, the proportions of the base, short-term incentive and long-term incentive compensation components of each executive officer's compensation package to accommodate changes in the market for such officer's services and to encourage desired individual performance modifications. Changes in total compensation levels are made annually based on an assessment of each executive officer's performance and the composition of the officer's current compensation package. Changes in annual compensation are generally effective on January 1 of each year. Performance is judged according to the following criteria:

     (1) The officer's ability to meet financial and non-financial performance goals and objectives of the Company for which he or she has significant responsibility;

     (2) The officer's ability to manage projects and implement strategies in a timely manner within his or her department or functional unit in the context of Company plans;

     (3) The officer's ability to use problem-solving, communication and technical skills effectively; and

     (4)  The   officer's   ability  to  handle   administrative   matters   and
relationships   with  other   employees  and  third  parties   competently   and
professionally.

     In light of the Company's compensation policy, the components of its executive compensation program in 1997 are, and in 1998 will be, base salaries, short-term incentive awards in the form of cash bonuses and long-term incentive awards in the form of stock options. The procedure used to determine the level of each of these components of compensation is discussed in more detail below.

     Base Salaries. The Compensation Committee typically reviews various studies and reports regarding base salary levels for executive officers of other public companies in its industry (defined generally as companies included in the NASDAQ Financial Stocks Index) who hold positions similar to those of the executive officers of the Company. The Compensation Committee then sets each executive officer's salary level based on the officer's experience level, the scope and complexity of the position held (taking into account any expected changes in duties) and the officer's performance during the past year. Generally, base salaries are targeted to be in the upper half of compensation paid by such other comparable companies, although in certain instances base salaries may be set higher in order to retain and reward exceptional employees.

     Short-Term Incentive Compensation -- Bonuses and Commissions. The goal of the short-term incentive component of the Company's compensation packages is to place a significant portion of each executive officer's compensation at risk to encourage and reward a high level of performance each year. The incentive component of an executive officer's compensation package consists of an annual cash bonus, which for 1997 was determined based on the Committee's assessment of the officer's overall contribution to the Company's performance for the year and an assessment of the officer's performance of his or her particular job responsibilities. No specific weight was given to any single factor. Bonuses for 1997 paid to executive officers ranged from 25% to 75% of base salary. Under the terms of the employment agreements between the Company and certain executive officers, including the chief executive officer, the executive officers are entitled to receive at least a minimum bonus based on the achievement of criteria specified in the employment agreement. See "Executive Compensation -- Employment and Non-Competition Agreements."

     Generally, the Compensation Committee seeks to set short-term incentive compensation or bonus levels at 25% to 75% of salary. The criteria for earning bonuses differ slightly for each executive officer depending upon his or her functional duties. For 1997 the criteria were entirely subjective, based on the Committee's assessment of the officer's overall contribution to the Company's success during 1997.

     Long-Term Incentive Compensation -- Stock Options. The goal of the long-term incentive component of the Company's compensation packages is to secure, motivate and reward officers and align their interests with the interests of shareholders through the grant of stock options. Under the Incentive Plan, the Compensation Committee is authorized to grant incentive and non-qualified stock options to key employees. The number of options granted is based on the position held by the individual, his or her performance, the prior level of equity holdings by the officer and the Compensation Committee's assessment of the officer's ability to contribute to the long-term success of the Company. No specific weight is given to any single factor. For a summary of option grants in 1997 to the Company's named executive officers, see "Executive Compensation -- Options Granted in 1997."

     Compensation of the Chief Executive Officer. Mr. Delaney's minimum base salary and bonuses are set forth in his employment agreement. Additional base salary for Mr. Delaney was then established for 1997 by the Compensation Committee, resulting in a 1997 base salary of $306,515. The salary was based on the Compensation Committee's assessment of Mr. Delaney's contributions to the Company and his experience and capabilities in the Company's industry. Mr. Delaney's short-term incentive compensation consisted of a bonus of $230,000, which exceeded the minimum bonus of $100,000 (payable quarterly) provided in his employment agreement. The Compensation Committee's decision to award additional bonus compensation was based entirely on subjective criteria, according to the Compensation Committee's assessment of Mr. Delaney's overall contribution to the Company's success in 1997. No stock options were awarded to Mr. Delaney for 1997.

     Limitations on Deductibility of Compensation. Under the Omnibus Budget Reconciliation Act, a portion of annual compensation payable to any of the Company's five highest paid executive officers would not be deductible by the Company for federal income tax purposes to the extent such officer's overall compensation exceeds $1,000,000. Qualifying performance-based incentive compensation, however, would be both deductible and excluded for purposes of calculating the $1,000,000 base. Although the Compensation Committee has not and does not currently intend to award compensation in excess of the $1,000,000 cap, it will continue to address this issue when formulating compensation arrangements for executive officers.

                                        THE COMPENSATION COMMITTEE OF THE
                                        BOARD OF DIRECTORS

                                          John F. Dealy
                                          Geoffrey E.D. Brooke



     The report on executive compensation of the Board of Directors shall not be deemed to be incorporated by reference as a result of any general incorporation by reference of this Proxy Statement or any part hereof in the Company's Annual Report to Shareholders or Form 10-K.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors was established in January 1997 and consists of Geoffrey E.D. Brooke and John F. Dealy, neither of whom serves as an officer or employee of the Company or any of its subsidiaries. On September 15, 1996, the company entered into an Advisory Services Agreement with The Dealy Strategy Group ("DSG"), a consulting firm controlled by Mr. Dealy, for DSG to provide business advisory services to the Company for the period from January 1, 1997 through December 31, 1998. Pursuant to the Advisory Services Agreement, the Company agreed to pay DSG $50,000 in 1997, which was paid in quarterly installments, and $50,000 in 1998, which is payable in quarterly installments. Pursuant to the Advisory Services Agreement, the Company also granted DSG options to purchase 15,000 shares of Common Stock at a price of $11.05 per share. The options vest in increments of 1,875 shares at the end of each quarter that DSG is furnishing business advisory services, beginning with the quarter ending March 31, 1997, and are exercisable for a period of ten years from the date of grant. As of the date of this Proxy Statement, 9,375 options are currently exercisable.

STOCKHOLDER RETURN PERFORMANCE GRAPH

     The following graph compares for the period beginning November 21, 1996 (the date on which the Company's Common Stock was first listed for quotation on the Nasdaq National Market) and ending December 31, 1997, the percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market Index and the cumulative total return of Nasdaq Financial Stocks (SIC 6000-6799, U.S. and foreign companies), a regularly published index consisting of companies whose lines of business are comparable to those of the Company.


                     COMPARISON OF CUMULATIVE TOTAL RETURN*
               AMONG HEALTHCARE FINANCIAL PARTNERS, INC., NASDAQ
                 STOCK MARKET INDEX (U.S. COMPANIES) AND NASDAQ
                                FINANCIAL STOCKS
                     (SIC 6000 - 6799, U.S. AND FOREIGN)


                                [GRAPHIC OMITTED]


* Assumes $100 investment in the common stock of Healthcare Financial Partners, Inc., Nasdaq Stock Market (U.S. Companies), and Nasdaq Financial Stocks (SIC 6000-6799 U.S. and Foreign), derived from compounded daily returns with dividend reinvestment on the ex-date.

    CUMULATIVE VALUE OF INITIAL $100 INVESTMENT        11/22/96       12/31/96       12/31/97
--------------------------------------------------   ------------   ------------   ------------
Nasdaq Stock Market (U.S. Companies) .............     $ 100.00       $ 101.51       $ 124.59
Nasdaq Financial Stocks (SIC 6000-6799) ..........     $ 100.00       $ 102.75       $ 156.97
HealthCare Financial Partners, Inc. ..............     $ 100.00       $ 102.00       $ 284.00


           NON-CUMULATIVE ANNUAL RETURN               11/22/96     12/31/96      12/31/97
--------------------------------------------------   ----------   ----------   -----------
Nasdaq Stock Market (U.S. Companies) .............      NA            1.51%        22.74%
Nasdaq Financial Stocks (SIC 6000-6799) ..........      NA            2.75%        52.77%
HealthCare Financial Partners, Inc.  .............      NA            2.00%       178.43%

                                   PROPOSAL 2
                                   ----------

            AMENDMENT OF THE 1996 STOCK INCENTIVE PLAN TO INCREASE
            THE NUMBER OF SHARES THAT MAY BE RESERVED FOR THE GRANT
OF OPTIONS UNDER THE PLAN AND TO INCREASE THE NUMBER OF OPTIONS THAT MAY BE
                    GRANTED TO AN EMPLOYEE IN A FISCAL YEAR

     The Company maintains the HealthCare Financial Partners, Inc. 1996 Stock Incentive Plan (the "Incentive Plan"). The Board of Directors has reserved 750,000 shares of Common Stock for issuance pursuant to awards that may be made under the Incentive Plan, subject to adjustment as provided in the

Incentive Plan. As of January 16, 1998, the Board of Directors approved an amendment to the Incentive Plan to increase the number of shares of Common Stock reserved under the Incentive Plan from 750,000 shares to 1,750,000 shares, and to increase from 100,000 to 225,000 the limit on the number of shares of Common Stock subject to options and stock appreciation rights that may be granted to any single employee during any fiscal year of the Company.


DESCRIPTION OF THE 1996 STOCK INCENTIVE PLAN

     Awards under the Incentive Plan are determined by a committee of no less than two members of the Board of Directors (the "Committee"), the members of which are selected by the Board of Directors. Messrs. Dealy and Brooke serve as members of the Committee.

     Key employees, officers, directors and certain consultants of the Company or an affiliate are eligible for awards under the Incentive Plan. The Incentive Plan permits the Committee to make awards of shares of Common Stock, awards of derivative securities related to the value of the Common Stock, and certain cash awards to eligible persons. These discretionary awards may be made on an individual basis, or pursuant to a program approved by the Committee for the benefit of a group of eligible persons. The Incentive Plan permits the Committee to make awards of a variety of equity-based incentives, including (but not limited to) stock awards, options to purchase shares of Common Stock from, and to sell shares of Common Stock back to, the Company, stock appreciation rights, "cash-out" or "limited stock appreciation rights" (which the Committee may make exercisable in the event of certain changes in control of the Company or other events), phantom shares, performance incentive rights, dividend equivalent rights and similar rights (together, "Stock Incentives"). The number of shares of Common Stock as to which a Stock Incentive is granted and to whom any Stock Incentive is granted, and all other terms and conditions of a Stock Incentive, are determined by the Committee, subject to the provisions of the Incentive Plan. The terms of particular Stock Incentives may provide that they terminate, among other reasons, upon the holder's termination of employment or other status with respect to the Company and any affiliate, upon a specified date, upon the holder's death or disability, or upon the occurrence of a change in control of the Company. Stock Incentives may also include exercise, conversion or settlement rights to a holder's estate or personal representative in the event of the holder's death or disability. At the Committee's discretion, Stock Incentives that are held by an employee who suffers a termination of employment may be cancelled, accelerated, paid or continued, subject to the terms of the applicable Stock Incentive agreement and to the provisions of the Incentive Plan. Stock Incentives generally are not transferable or assignable during a holder's lifetime.

     The maximum number of shares of Common Stock with respect to which options or stock appreciation rights may be granted during any fiscal year of the Company as to certain eligible recipients currently may not exceed 100,000, to the extent required by Section 162(m) of the Code for the grant to qualify as qualified performance-based compensation. (This maximum is proposed to be increased to 225,000 pursuant to the amendments described below.) The number of shares of Common Stock reserved for issuance in connection with the grant or settlement of Stock Incentives or to which a Stock Incentive is subject, as the case may be, and the exercise price of each option are subject to adjustment in the event of any recapitalization of the Company or similar event, effected without the receipt of consideration. In the event of certain corporate reorganizations and similar events, Stock Incentives may be substituted, cancelled, accelerated, cashed-out or otherwise adjusted by the Committee, provided such adjustment is not inconsistent with the express terms of the Incentive Plan or the applicable Stock Incentive agreement.


PURPOSE AND EFFECT OF THE AMENDMENTS TO THE 1996 STOCK INCENTIVE PLAN

     The purpose of the Incentive Plan is to strengthen the Company by providing incentives in the form of stock-based awards to officers, employees and certain consultants to encourage them to devote their abilities and energy to the success of the Company's business. Due to the Company's rapid growth and the Company's commitment to granting stock-based awards to each employee, the 750,000 shares of Common Stock that were initially available for such awards under the Incentive Plan have been essentially exhausted, as only 35,000 remain available. The Company's Board of Directors believes that the number of shares available for the grant of stock-based awards under the Incentive Plan should be increased significantly, by 1,000,000 shares, to a total of 1,750,000.

     The Board of Directors believes that the grant of stock-based awards is one of the Company's principal methods for attracting and retaining its employees. Thus, the Board of Directors believes that it is in the best interests of the Company to increase the maximum number of shares that may be made subject to stock-based awards under the Incentive Plan and to increase the limit on the number of shares of Common Stock that may be subject to the grant of a stock-based award to an employee in any fiscal year, to (i) continue to attract and retain skilled, highly motivated employees and (ii) provide additional incentive and reward opportunities to current employees to encourage them to enhance the profitability of the Company. As of the date of this Proxy Statement, only 35,000 shares of Common Stock are available for the grant of new stock-based awards. If the amendments to the Incentive Plan are approved, an additional 1,000,000 shares would be reserved for the grant of stock-based awards under the Plan. In January 1998, 204,999, 185,001, and 110,001 options were granted to Messrs. Delaney, Leder and Nordberg, respectively, subject to approval by the shareholders of these amendments to the Incentive Plan.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion outlines generally the federal income tax consequences of participation in the Incentive Plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the Incentive Plan.

INCENTIVE STOCK OPTIONS

     A participant who exercises an incentive stock option will not be taxed at the time he or she exercises his or her option or a portion thereof. Instead, the participant will be taxed at the time he or she sells the shares of Common Stock purchased pursuant to the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the Common Stock and the amount for which he or she sells the Common Stock. If the participant does not sell the shares of Common Stock prior to two years from the date of grant of the incentive stock option and one year from the date the Common Stock is transferred to him or her, the gain will be capital gain and the Company will not get a corresponding deduction. If the participant sells the shares of Common Stock at a gain prior to that time, the difference between the amount the participant paid for the Common Stock and the lesser of fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income. If the participant sells the shares of Common Stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

NON-QUALIFIED OPTIONS

     A participant will not recognize income upon the grant of a non-qualified option or at any time prior to the exercise of the option or a portion thereof. At the time the participant exercises a non-qualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date the option is exercised over the price paid for the Common Stock, and the Company will then be entitled to a corresponding deduction.

     Depending upon the period shares of Common Stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the non-qualified option was exercised.

     Special rules apply to a participant who exercises a non-qualified option by paying the exercise price, in whole or in part, by the transfer of shares of Common Stock to the Company.

OTHER STOCK INCENTIVES

     A participant will not recognize income upon the grant of a stock appreciation right, dividend equivalent right, performance unit award or phantom share (the "Equity Incentives"). Generally, at the time a participant receives payment under any Equity Incentive, he or she will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the Common Stock received, and the Company will then be entitled to a corresponding deduction.

     A participant will not be taxed upon the grant of a stock award if such award is not transferable by the participant or is subject to a "substantial risk of forfeiture," as defined in the Code. However, when the shares of Common Stock that are subject to the stock award are transferable by the participant and are no longer subject to a substantial risk of forfeiture, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and the Company will then be entitled to a corresponding deduction. However, if a participant so elects at the time of receipt of a stock award, he or she may include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in income at that time and the Company also will be entitled to a corresponding deduction at that time.

     Adoption of this proposal requires the affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote on the matter at this Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THE APPROVAL OF THE AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE PLAN FROM 750,000 TO 1,750,000 AND TO INCREASE FROM 100,000 TO 225,000 THE LIMIT ON THE NUMBER OF SHARES OF COMMON STOCK SUBJECT TO OPTIONS AND STOCK APPRECIATION RIGHTS THAT MAY BE GRANTED TO ANY SINGLE EMPLOYEE DURING ANY FISCAL YEAR.

                                   PROPOSAL 3
                                   ----------

              PROPOSAL TO AMEND THE COMPANY'S AMENDED AND RESTATED
            CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED
                        NUMBER OF SHARES OF COMMON STOCK

     The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the issuance of 30,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of Preferred Stock, $.01 par value. As of January 16, 1998, the Board of Directors of the Company approved an amendment to the Certificate of Incorporation to increase the authorized number of shares of Common Stock from 30,000,000 to 60,000,000.

PURPOSE AND EFFECT OF THE AMENDMENT

     The general purpose and effect of the proposed amendment to the Company's Certificate of Incorporation will be to authorize 30,000,000 additional shares of Common Stock. The Board of Directors believes that it is prudent for the Company to have additional shares of Common Stock available for general corporate purposes, including acquisitions, equity financings, grants of stock options, payments of stock dividends, stock splits or other recapitalizations.

     The Company currently has 30,000,000 authorized shares of Common Stock. As of April 15, 1998, the Company had 13,342,215 shares of Common Stock issued and outstanding. Of the remaining 16,657,785 authorized but unissued shares of Common Stock, the Company has reserved approximately 719,786 shares in connection with the possible exercise of stock options already granted under the Incentive Plan.

     Except in connection with the reserved shares described above, the Company currently has no arrangements or understandings for the issuance of additional shares of Common Stock, although opportunities for acquisitions or equity financings could occur at any time.

     The increase in the authorized number of shares of Common Stock could have an anti-takeover effect. If the Board of Directors decided to issue additional shares in the future, the issuance could dilute the voting power of a person seeking control of the Company, which could deter or make more difficult a merger, tender offer, proxy contest or extraordinary corporate transaction that was opposed by the Company.

     Adoption of this proposal requires the affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote on the matter at this Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THE APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 30,000,000 TO 60,000,000.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Ernst & Young LLP has served as the Company's independent certified public accountants since June 21, 1996. The appointment of auditors is a matter of determination by the Audit Committee of the Board of Directors and is not being submitted to the stockholders for approval or ratification. A representative of this firm is expected to attend the Annual Meeting, to respond to questions from stockholders and to make a statement if he so desires.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Any stockholder of the Company wishing to submit a proposal for action at the Company's annual meeting of stockholders to be held in 1999 and to have the proposal considered for inclusion in the Company's proxy materials relating the 1999 Annual Meeting must provide a written copy of the proposal to the management of the Company at the Company's principal executive office not later than January 5, 1999 and must otherwise comply with the rules of the Securities and Exchange Commission relating to stockholder proposals.

                                 MISCELLANEOUS

     The Board of Directors does not intend to present and knows of no other person who intends to present any matter of business at the Annual Meeting other than as set forth in the accompanying Notice to Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their best judgment.

     The Company will bear the costs of preparing and mailing the Proxy Statement, proxy card and other material that may be sent to stockholders in connection with this solicitation. In addition to solicitations by mail, officers and other employees of the Company may solicit proxies personally or by telephone or telegram.

                                        By Order of the Board of Directors

                                        Steven M. Curwin
                                        Secretary

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY; THEREFORE, STOCKHOLDERS ARE REQUESTED TO FILL IN, SIGN AND RETURN THE PROXY FORM AS SOON AS POSSIBLE, WHETHER OR NOT THE STOCKHOLDER INTENDS TO ATTEND THE MEETING IN PERSON.

                 REVOCABLE PROXY                 COMMON STOCK

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby appoints John K. Delaney and Steven M. Curwin, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of Common Stock of HealthCare Financial Partners, Inc. (the "Company") which the undersigned is entitled to vote at the 1997 Annual Meeting of Stockholders of the Company, to be held at the Four Seasons Hotel, 2800 Pennsylvania Avenue N.W., Washington, DC 20007, on Thursday, May 28, 1998, at 9:00 a.m., local time, and at any and all adjournments thereof, as indicated below.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS LISTED BELOW


(1) Elect as a director the nominee listed below to serve until the 2001 Annual Meeting of Stockholders and until his successor is elected and qualified (except as marked to the contrary below):

    [ ] FOR THE NOMINEE                [ ] WITHHOLD  AUTHORITY  to vote for
                                           the nominee listed below:
        Ethan D. Leder

(2) To approve an amendment to the Company's Incentive Plan, increasing the number of shares of Common Stock reserved for option grants from 750,000 to 1,750,000 and increasing from 100,000 to 225,000 the limit on shares of Common Stock subject to options and stock appreciation rights that may be granted to any single employee during a fiscal year;

(3) To approve an amendment to the Company's Amended and Restated Certificate of Amendment, increasing the number of authorized shares of Common Stock from 30,000,000 to 60,000,000; and

     In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Annual Meeting and any and all adjournments thereof.

     PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING.

          (Continued, and to be signed and dated, on the reverse side)




                         (Continued from the other side)

                 PROXY -- SOLICITED BY THE BOARD OF DIRECTORS

     THIS PROXY CARD WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED ON THE REVERSE SIDE OF THIS PROXY CARD. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CARD WILL BE VOTED BY THE PROXIES IN THEIR BEST JUDGMENT.

     The Board of Directors currently knows of no other business to be presented at the Annual Meeting.

     The undersigned may elect to withdraw this proxy card at any time prior to its use by giving written notice to Secretary of the Company, by executing and delivering to the Secretary a duly executed proxy card bearing a later date, or by appearing at the Annual Meeting and voting in person.

Do you plan to attend the
Annual Meeting? [ ] YES  [ ] NO          ---------------------------------------
                                         Signature


                                         ---------------------------------------
                                         Signature, if shares held jointly


                                         Date: -------------------------- , 1998

Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.